EXHIBIT 3.182

ARTICLES OF INCORPORATION

OF

SIDNEY COAL COMPANY, INC.

The undersigned incorporator has executed these Articles of Incorporation for the purposes of forming and does hereby form a corporation under the laws of the Commonwealth of Kentucky in accordance with the following provisions.

ARTICLE I

The name of the Corporation is Sidney Coal Company, Inc.

ARTICLE II

The duration of the Corporation shall be perpetual.

ARTICLE III

The Corporation shall have all the powers conferred upon a corporation organized under the provisions of Chapter 271(A), Section 4 of the Kentucky Revised Statutes, and shall have all the powers necessary, proper, convenient or desirable in order to fulfill and further the purposes of the Corporation.

ARTICLE IV

The number of shares that the Corporation shall have authority to issue shall be 1,000 shares of the par value of $10 each.

ARTICLE V

(1) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (including an action or suit by or in the right of the Corporation to procure a judgment in its favor) by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against judgments, penalties, fines, amounts paid in settlement, and expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with such action, suit or proceeding. Indemnification shall not be made unless the person conducted himself in good faith. In the case of conduct in his official capacity with the Corporation, indemnification shall be made where the person reasonably believed that his conduct was in the Corporation’s best interests. Indemnification shall be made in all other cases where the person reasonably believed that his conduct was not opposed to the best interests of the Corporation. In the case of any criminal action or proceeding, indemnification shall be made where the person had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not of itself by determinative that the person did not act in good faith and in accordance with the requisite standard of conduct set forth above.

(2) Notwithstanding the provisions of section (1) of this Article, no indemnification shall be made in an action or suit by or in the right of the Corporation to procure a judgment in its favor in respect of any claim, action or matter as to which such person shall have been finally adjudged to be liable to the Corporation unless, and only to the extent that, the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification.

(3) Notwithstanding the provisions of section (1) of this Article, no indemnification shall be made in any proceeding charging improper personal benefit, whether or not involving action in an official capacity, in which such person is adjudged to be liable on the basis that he improperly received personal benefit unless and only to the extent that, the court in which such proceeding was brought shall determine upon application that, despite the adjudication of improper personal benefit but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification.

(4) To the extent that any such person has been successful on the merits or otherwise in defense or any action, suit or proceeding referred to in section (1) of this Article, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

(5) Any indemnification under sections (1), (2) or (3) of this Article (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of any such person is proper in the circumstances because he has met the applicable standard of conduct set forth in such sections (1), (2) or (3). Such determination shall be made (a) by the Corporation’s Board of Directors by a majority vote of a quorum consisting of Directors who were not parties to such action, suit or proceeding; or (b) if such a quorum is not obtainable, or even if obtainable, and a quorum of disinterested Directors so directs, by independent legal counsel in a written opinion; or (c) by the shareholders. If the determination is to be made by the Directors, they may rely, as to all questions of law, on the advice of independent counsel.

(6) Reasonable expenses (including attorneys’ fees) incurred in defending an action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, may be paid (but shall not hereby be required to be paid) by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized in the manner provided in section (5) of this Article, upon receipt of: (a) a written undertaking by or on behalf of such person to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation as authorized in this Article and (b) a written affirmation by the person of his good faith belief that he has met the standard of conduct necessary for indemnification by the Corporation.

(7) The Board of Directors is hereby empowered, by majority vote of a quorum of disinterested Directors, to cause the Corporation to indemnify or contract in advance to indemnify any person not specified in section (1) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, by reason of the fact that he is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the same extent as if such person were specified as one to whom indemnification is granted in section (1). The provisions of sections (2) through (6) of this Article shall be applicable to any indemnification provided hereafter pursuant to this section (7).

(8) The Corporation may purchase and maintain insurance to indemnify it against the whole or any portion of the liability assumed by it in accordance with this Article and may also procure insurance, in such amounts as the Board of Directors may determine, on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article.

(9) Every reference herein to directors, officers, employees or agents shall include former directors, officers, employees and agents and their respective heirs, executors and administrators. The indemnification hereby provided and provided hereafter pursuant to the power hereby conferred on the Board of Directors shall not be exclusive of any other rights to which any person shall be entitled, including any right under policies of insurance that may be purchased and maintained by the Corporation or others, with respect to claims, issues or matters in relation to which the Corporation would not have the power to indemnify such person under the provisions of this Article.

(10) For the purposes of this section, reference to “the corporation” include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation so that any person who is or was a director, officer, employee or agent of such a constituent corporation or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this section with respect to the resulting or surviving corporation as he would if he had served the resulting or surviving corporation in the same capacity.

(11) Any indemnification of, or advance of expenses to, a director in accordance with this Article, if arising out of a proceeding by or in the right of the Corporation, shall be reported in writing to the shareholders with or before the notice of the next shareholders’ meeting.

ARTICLE VI

The address of the initial registered office of the Corporation shall be 1000 First Security Plaza, in the City of Lexington, in the State of Kentucky, and its initial registered agent at that address shall be Charles E. Shivel, Jr.

ARTICLE VII

The number of Directors constituting the initial Board of Directors shall be one or more, and the name and address of the person who is to serve as the initial Director is as follows:

Charles E. Shivel, Jr.

1000 First Security Plaza

Lexington, Kentucky 40507

ARTICLE VIII

The name and address of the Incorporator is Charles E. Shivel, Jr., 1000 First Security Plaza, Lexington, Kentucky 40507.

Dated: July 31, 1984

/s/ Charles E. Shivel, Jr.
Incorporator